                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number: 1-4987

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
              [ ] Form N-SAR   [ ] Form N-CSR

For Period Ended: December 31, 2002
                  --------------------------------------------------------------

[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                 -----------------------------------------------

            Read attached instructions sheet before preparing form. Please print or type.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the  notification  relates  to a portion  of the  filing  checked above, identify the item(s) to which the notification relates:__________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant SL Industries, Inc.
                        --------------------------------------------------------

Former name if applicable
                          ------------------------------------------------------

Address of principal executive office
(Street and number) 520 Fellowship Road, Suite A114
                    ------------------------------------------------------------

City, state and zip code  Mt. Laurel, NJ 08054
                          ------------------------------------------------------

                                     PART II
                            Rules 12b-25 (b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

|X|         (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|         (b) The subject annual report, semi-annual report, transition report on Form 10-K,  Form 20-F,  Form 11-K,  Form N-SAR or Form N-CSR,  or
            portion  thereof will be filed on or before the  fifteenth  calendar day following  the  prescribed  due date;  or the subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth  calendar day following the  prescribed due date; and

            (c) The  accountant's  statement or other  exhibit  required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in reasonable  detail the reasons why Forms 10-K,  11-K,
20-F, 10-Q,  N-SAR,  N-CSR or the transition report or portion thereof could not be filed within the prescribed time period.

            The  Registrant was unable to file the Form 10-K for the fiscal year ended December 31, 2002 (the "Report")  without  unreasonable  effort or expense due to the related delays in gathering  information  for inclusion in the Report associated therewith.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

            David R. Nuzzo                (856)                 727-1500
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               (Name)                 (Area Code)           (Telephone Number)

            (2) Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  Registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).

                                                                  |X| Yes |_| No

            (3) Is it  anticipated  that any  significant  change in  results of operations  for the  corresponding  period  for the  last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?

                                                                  |_| Yes |X| No

            If so:  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of results cannot be made.

                               SL Industries, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

            Has  caused  this  notification  to be signed  on its  behalf by the undersigned hereunto duly authorized.

Date: April 1, 2003                         By: /s/ David R. Nuzzo
      -------------                             --------------------------------
                                            Name:  David R. Nuzzo
                                            Title: Chief Financial Officer

INSTRUCTION. The form may be signed by an executive officer of the Registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  criminal violations. (See 18 U.S.C. 1001)